Exhibit 99.1

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Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Six Flags Increases Revolving Credit Facility to $481 Million to

Provide Additional Liquidity and Financial Flexibility

Company Provides Business Update; Withdraws Full Year 2020 Financial Guidance;

Suspends Quarterly Dividend and Postpones May 28 Investor Day

GRAND PRAIRIE, Texas — April 8, 2020  — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that certain of the company’s revolving credit lenders agreed to provide an incremental $131 million of revolving credit commitments to its senior secured revolving credit facility, increasing the facility from $350 million to $481 million.1

“The increase in our revolving credit facility, combined with actions we have taken to reduce operating expenses and capital expenditures, provides us with significant runway to operate in this uncertain environment,” said Mike Spanos, President and CEO. “I am extremely proud of our team members’ commitment to successfully navigate through this challenging period. We are confident that our resilient team and the underlying strength of our business will enable us to emerge from this crisis even stronger, and we remain committed to driving long-term value for our shareholders. Once we reopen our parks, we will redouble our efforts to profitably grow our base business and pay down debt.”

As previously announced, the company suspended operations of its North American parks beginning March 13, 2020 due to the spread of COVID-19. The company expects to keep its parks closed until at least mid-May and to reopen as soon as possible thereafter.

Preliminary First Quarter Financial Results

The company expects total revenue in the first quarter of 2020 to be $25-$30 million lower than the same period in the prior year, with $9 million of the decline associated with the company’s international agreements. Prior to the park closures, the company’s revenue from its North American theme park operations was higher than the prior year period, primarily driven by higher attendance and higher guest spending per capita. A significant portion of the revenue decline will be offset by cost saving measures the company implemented after the suspension of park operations. Prior to the park closures on March 13, the company paid $21 million in dividends and repurchased $51 million of its 4.875% notes due 2024. The company also invested $53 million in capital expenditures in the first quarter.

COVID-19 Response

The safety and well-being of its guests and team members is the company’s highest priority. The company is also focused on managing the health of the business to ensure it can provide the best guest experience when its parks are able to reopen. Since closing its parks in March, the company has  taken the following actions to reduce operating expenses:

•	Eliminated nearly all of its seasonal labor costs, and positioned itself to maintain this low level until its parks reopen.

•

Announced a 25 percent salary reduction for all executives and salaried employees and a 25 percent reduction in scheduled hours for all full-time hourly employees to 30 hours per week, subject to federal and state minimum requirements.

•	Suspended all advertising and marketing costs.
•

Intends to eliminate at least $30-40 million of additional non-labor operating costs in 2020, including the increased investments the company announced in its fourth quarter 2019 earnings release to improve the guest experiences.

In addition, the company’s board of directors has agreed that no cash retainer fees will be paid in the second quarter of 2020 to any director for service on the Board or any committee of the Board.

To enhance its liquidity, the company is taking proactive steps to address its capital spending for calendar year 2020, including deferring or eliminating at least $40-50 million of discretionary capital projects planned for 2020. In addition, as part of the revolving credit facility increase, the company has agreed to suspend the payment of dividends and the repurchase of its common stock until the earlier of December 31, 2021, or such time as the company terminates the incremental $131 million of the new revolving credit facility commitments.

The company is working with its members and season pass holders to extend their usage privileges to compensate for any lost days and is offering higher-tiered benefits to members in return for maintaining their current payment plans.

Liquidity Update

As of March 31, 2020, the company had cash on hand of $23 million and, including the revolving credit facility increase, net of $21 million of outstanding letters of credit, had $420 million available under its revolving credit facility. The company expects to have ample cushion under its debt covenants until at least the fourth quarter of 2020, even if the parks were to remain closed through September. The company has no debt maturities until 2024.

At this time, the company believes it has sufficient liquidity to meet its cash obligations until the opening of the 2021 operating season. The company estimates that its net cash outflow during the time its operations are fully suspended will be, on average, $30-$35 million per month.2

2020 Guidance and Investor Day

In light of the uncertain operating environment, the company has withdrawn its previously provided 2020 Adjusted EBITDA3 guidance.  For the same reason, the company will not hold its previously scheduled investor day on May 28, 2020, and will reschedule it to a later date.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with $1.5 billion in revenue and 26 parks across the United States, Mexico and Canada. For 58 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.

Forward Looking Statements

The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the extent to which the coronavirus (COVID-19) outbreak and measures taken in response thereto impact our business, (ii) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (iii) our plans and ability to roll out our capital enhancements and planned initiatives in a timely and cost effective manner, (iv) our ability to improve operating results by adopting and implementing a new strategic plan, including strategic cost reductions and organizational and personnel changes, without adversely affecting our business, (v) our dividend policy and ability and plans to pay dividends on our common stock and to repurchase common stock, including the short- and long-term effects of our dividend policy (vi) our planned capital expenditures for 2020 and beyond, (vii) our marketing strategy, (viii) our ongoing compliance with laws and regulations, and the effect of and cost and timing of compliance with newly enacted laws, regulations and accounting policies, (ix) our ability to use cash flow from operations to satisfy our obligations with respect to the Partnership Parks, (x) our ability to realize profitable future growth and to execute and deliver on our strategic initiatives, (xi) our expectations regarding uncertain tax positions, (xii) our expectations regarding our ability to recognize any revenue or profit relating to the development of Six Flags-branded parks in China, (xiii) our expectations regarding our deferred revenue growth, (xiv) our operations and results of operations and expected future operational and financial performance and ability to achieve stated performance targets and metrics, including Adjusted EBITDA, (xv) our objectives regarding recruitment to and composition of our board of directors, (xvi) our ability to identify a new chief financial officer, and (xvii) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, natural disasters, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; accidents occurring at our parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; availability of commercially reasonable insurance policies at reasonable rates; inability to achieve desired improvements and our aspirational financial performance goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements and ride downtime; competition with other theme parks, waterparks and entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; environmental laws and regulations; laws and regulations affecting corporate taxation; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cybersecurity risks and other factors could cause actual results to differ materially from the company’s expectations. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in our Annual and Quarterly Reports on Forms 10-K and 10-Q, and our other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.

Footnotes

(1)

The new average borrowing rate will be approximately LIBOR plus 290 basis points, with a step-up or step down on margin based on the company’s senior secured leverage ratio, with an average 60 basis point floor on the LIBOR rate.

(2)

Projected net monthly cash outflow reflects the company’s current estimate of ongoing park and operating costs, capital expenditures, membership and season pass revenue, and debt amortization and interest assuming full suspension of park operations for an extended period. The company has not previously experienced a complete cessation of its park operations and, as a consequence, its ability to predict the impact of such cessation on its brands and future prospects is limited. In addition, the magnitude, duration and speed of the coronavirus global pandemic is uncertain. As a consequence, the company cannot estimate the impact on its business, financial condition or near- or longer-term financial or operational results with certainty.

(3)

Adjusted EBITDA, a non-GAAP measure, is defined as the company’s consolidated income (loss) from continuing operations: excluding the cumulative effect of changes in accounting principles, discontinued operations gains or losses, income tax expense or benefit, restructure costs or recoveries, reorganization items (net), other income or expense, gain or loss on early extinguishment of debt, equity in income or loss of investees, interest expense (net), gain or loss on disposal of assets, gain or loss on the sale of investees, amortization, depreciation, stock-based compensation, and fresh start accounting valuation adjustments minus the interests of third parties in the Adjusted EBITDA of properties that are less than wholly owned (consisting of Six Flags Over Georgia, Six Flags White Water Atlanta, and Six Flags Over Texas). Adjusted EBITDA is approximately equal to “Parent Consolidated Adjusted EBITDA” as defined in our secured credit agreement, except that Parent Consolidated Adjusted EBITDA excludes Adjusted EBITDA from equity investees that is not distributed to us in cash on a net basis and has limitations on the amounts of certain expenses that are excluded from the calculation. Adjusted EBITDA as defined herein may differ from similarly titled measures presented by other companies. Our board of directors and management use Adjusted EBITDA to measure our performance and our current management incentive compensation plans are based largely on Adjusted EBITDA. We believe that Adjusted EBITDA is frequently used by all of our sell-side analysts and most investors as their primary measure of our performance in the evaluation of companies in our industry. In addition, the instruments governing our indebtedness use Adjusted EBITDA to measure our compliance with certain covenants and, in certain circumstances, our ability to make certain borrowings. Adjusted EBITDA, as computed by us, may not be comparable to similar metrics used by other companies in our industry.